Exhibit 5.1

July 17, 2009

Hughes Network Systems, LLC

HNS Finance Corp.

11717 Exploration Lane

Germantown, MD 20876

Re:	Hughes Network Systems, LLC
HNS Finance Corp.
Registration Statement on Form S-4 (Registration No. 333-160307)
Initially Filed on June 29, 2009

Ladies and Gentlemen:

We have acted as counsel to Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”), and HNS Finance Corp., a Delaware corporation (“HNS Finance” and, together with HNS, the “Issuers”), and the subsidiaries of HNS named in Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the preparation and filing by the Issuers with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (Registration No. 333-160307) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $150,000,000 aggregate principal amount of the Issuers’ 9 1/2% Senior Notes due 2014 that have been registered under the Act (the “Exchange Notes”), to be issued under an Indenture (the “Indenture”), dated as of May 27, 2009, among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) pursuant to an exchange offer (the “Exchange Offer”) by the Issuers described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 9 1/2% Senior Notes due 2014 (the “Old Notes”) previously issued under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate, limited liability company and other records of the Issuers and the Delaware Guarantors (as defined below) and other certificates and documents of officials of the Issuers, the Delaware Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes

590 Madison Avenue / New York, New York 10022-2524 / 212.872.1000 / fax: 212.872.1002 / akingump.com

Hughes Network Systems, LLC

HNS Finance Corp

July 17, 2009

will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture and authentication of the Old Notes by the parties thereto other than the Issuers and the Delaware Guarantors and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Issuers and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes (including the notations of the Guarantees thereon) have been duly executed by the Issuers and the Guarantors, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered by or on behalf of the Issuers and the Guarantors in accordance with the terms of the Indenture against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Securities will be valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	For purposes of this letter, the “Delaware Guarantors” means each Guarantor whose state of incorporation or organization, as set forth on Schedule I attached hereto, is the State of Delaware.

B.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. As used herein, the terms “General Corporation Law of the State of Delaware” and “Delaware Limited Liability Company Act” include the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

C.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance,

Hughes Network Systems, LLC

HNS Finance Corp

July 17, 2009

reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

D.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Issuers or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Schedule I

Guarantor	Jurisdiction
Hughes Network Systems International Service Company	Delaware
HNS Real Estate, LLC	Delaware
HNS-India VSAT, Inc.	Delaware
HNS-Shanghai, Inc.	Delaware
Helius, LLC	Utah
Helius Acquisition, LLC	Utah
Advanced Satellite Research, LLC	Delaware